Exhibit 99.1

Cover-All Technologies Inc. Announces
Record Third Quarter and Year-to-Date Financial Results

Revenues Up 79%, Net Income Up 1679%, EPS Up 1000% Year-to-Date

FAIRFIELD, NEW JERSEY (November 6, 2008) – Cover-All Technologies Inc. (OTC Bulletin Board: COVR.OB), a Delaware corporation (“Cover-All” or the “Company”), today announced record financial results for the third quarter and first nine months ended September 30, 2008.

Operational Highlights:

●	Net income through nine months was $2.6 million, up from $0.1 million through nine months last year, more than doubling the $1.2 million in record net income reported for all of 2007.

●
Total revenue through nine months increased 79% to $10.3 million from $5.8 million through nine months last year. Through nine months of 2008, total revenue has exceeded the $9.8 million reported for all of 2007.

●
Total expenses for the first nine months increased 38% compared to the 79% growth in total revenue, demonstrating the Company’s ability to respond quickly to customer needs and enabling the Company to deliver record profitability.

●	Contracted revenue (maintenance and ASP revenue from contracts) for the third quarter was $1.6 million, up 38% compared to the prior-year third quarter.

●
The Company’s balance sheet is strong, with stockholders’ equity increasing 143% to $5.6 million, or approximately $0.23 per share, as of September 30, 2008. The Company completed the third quarter with $4.1 million in cash, $3.4 million in working capital and no debt.

John Roblin, Chairman of the Board of Directors, President and Chief Executive Officer of the Company, commented, “The third quarter was our best quarter ever and through nine months we have already exceeded our record profitability for all of 2007. We continue to see accelerating demand for our solutions, and our ability to quickly and effectively respond to the business needs of our expanding base of satisfied customers drives our increasing profitability. Through nine months of 2008, we have more than doubled the net income and earnings per share generated for all of 2007, demonstrating the value of our My Insurance Center™ solutions to our customers and the financial leverage built into our business model. We remain focused on delivering superior solutions, enabling us to expand our presence in our existing customer base as well as add new customers.  Our ability to deliver value to our customers has resulted in record profits and continuing growth.”

Year-to-Date Financial Results

Total revenues for the nine months ended September 30, 2008 increased 79% to $10.3 million as compared to $5.8 million in the same period in 2007. License revenue was $3.5 million, up 361% compared to $0.8 million for the same period in 2007. Maintenance and application service provider (ASP) services revenue, which in the aggregate represents contracted revenue, was $4.6 million, up 28% compared to $3.6 million for the same period in 2007. Professional services revenue was $2.2 million, up 56% compared to $1.4 million for the same period in 2007. Total expenses year-to-date were $7.7 million, up 38% compared to $5.6 million for the same period in 2007. Net income for the nine months ended September 30, 2008 was $2.6 million, or $0.11 per share (based on 24.3 million fully diluted shares), compared to $0.1 million, or $0.01 per share (based on 23.0 million fully diluted shares), in the same period in 2007, representing a 1679% increase.

Third Quarter Financial Results

Total revenues for the three months ended September 30, 2008 were $4.8 million, up 154% compared to $1.9 million for the same period in 2007. License revenue was $2.6 million, up 848% compared to $0.3 million for the same period in 2007. In aggregate, maintenance and ASP revenue, which together represent contracted revenue, was $1.6 million, up 38% from $1.2 million in the same period in 2007. Professional services revenue was $0.6 million, up 38% compared to $0.4 million for the same period in 2007.

Total expenses for the third quarter were $3.1 million, up 64% compared to $1.9 million for the third quarter last year. The Company’s operating expenses tend to increase in relation to revenue, due to commissions, compensation and other variable costs. Net income for the three months ended September 30, 2008 was $1.7 million, or $0.07 per share (based on 25.1 million fully diluted shares), compared to $2,000, or $0.00 per share (based on 25.0 million fully diluted shares), in the same quarter of 2007.

Mr. Roblin continued, “The third quarter is clear demonstration of the progress we have made, and we believe the significant top line growth combined with record bottom-line results validate our unwavering effort to bring value to customers and our shareholders. Our total revenue for the quarter increased 154%, more than twice the rate of our expenses, which grew 64%. This demonstrates the operating flexibility and leverage in our business model. As the economy forces businesses to tighten their belts, our proven capability to reduce costs, improve efficiency and provide carriers and agencies with competitive advantages to grow their organizations in a challenging environment is enabling us to grow our own business. Our business model allows us to respond quickly and efficiently to our customers’ needs and also enables us to still grow our profitability. Just as importantly, we have built a nimble and flexible organization that drives consistent profitability despite business-driven peaks and valleys in revenue and customer demand.”

Third quarter 2008 stockholders’ equity increased to $5.6 million as of September 30, 2008 from $2.3 million as of December 31, 2007, an increase of 143%. As of September 30, 2008, the Company’s stockholders’ equity was approximately $0.23 per share. Total assets increased to $8.8 million as of September 30, 2008 compared to $5.9 million as of December 31, 2007, an increase of 50%. The Company completed the third quarter of 2008 with $4.1 million in cash, $3.4 million in working capital and no debt.

Conference Call Information

Management will conduct a live teleconference to discuss its fiscal third quarter 2008 financial results. The call is scheduled for 4:30 p.m. ET on Thursday, November 6, 2008. Anyone interested in participating should call (877) 669-3047 if calling from the United States or (706) 634-1767 if dialing internationally. A replay will be available until November 13, 2008, which can be accessed by dialing (800) 642-1687 within the United States and (706) 645-9291 if dialing internationally. Please use passcode 71534029 to access the replay. In addition, the call will be webcast and will be available on the Company’s website at www.cover-all.com.

About Cover-All Technologies Inc.

Cover-All Technologies Inc., since 1981, has been a leader in developing sophisticated software solutions for the property and casualty insurance industry – first to deliver PC-based commercial insurance rating and policy issuance software. Currently, Cover-All is building on its reputation for quality insurance solutions, knowledgeable people and outstanding customer service by creating new and innovative insurance solutions that leverage the latest technologies and bring our customers outstanding capabilities and value.

With our extensive insurance knowledge, our experience and our commitment to quality, Cover-All continues its tradition of developing technology solutions designed to revolutionize the way the property and casualty insurance business is conducted.

Additional information is available online at www.cover-all.com.

Cover-All®, My Insurance Center™ (MIC) and Insurance Policy Database™ (IPD) are trademarks or registered trademarks of Cover-All Technologies Inc. All other company and product names mentioned are trademarks or registered trademarks of their respective holders.

Forward-looking Statements

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks which may cause the Company’s actual results in future periods to differ materially from expected results.  Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful addition of personnel in the marketing and technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company’s control.  Those and other risks are described in the Company’s filings with the Securities and Exchange Commission (“SEC”) over the last 12 months, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 28, 2008, copies of which are available from the SEC or may be obtained upon request from the Company.

For information on Cover-All, contact:
Ann Massey
Chief Financial Officer
973/461-5190
amassey@cover-all.com

Investor Contact:
Hayden Communications, Inc.
Brett Maas, Principal
(646) 536-7331
brett@haydenir.com

The following is a summary of operating highlights for the three and nine months ended September 30, 2008 and 2007 and the consolidated balance sheet as of September 30, 2008 and December 31, 2007:

Cover-All Technologies Inc. and Subsidiaries
Operating Highlights

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Revenues:
Licenses	$2,551,000	$269,000	$3,521,000	$764,000
Maintenance	1,089,000	775,000	3,036,000	2,419,000
Professional Services	635,000	460,000	2,219,000	1,422,000
Application Service Provider Services	516,000	385,000	1,521,000	1,154,000

Total Revenues	4,791,000	1,889,000	10,297,000	5,759,000

Costs and Expenses:
Cost of Sales	2,216,000	1,348,000	5,022,000	3,986,000
Research and Development	347,000	107,000	729,000	291,000
Sales and Marketing	130,000	154,000	573,000	445,000
General and Administrative	422,000	271,000	1,443,000	843,000
Other Expense (Income), Net	(6,000)	―	(33,000)	―
Interest Expense (Income), Net	(12,000)	7,000	(3,000)	50,000

Total Costs and Expenses	3,097,000	1,887,000	7,731,000	5,615,000

Income Before Income Taxes	$1,694,000	$2,000	$2,566,000	$144,000

Income Tax Expense	—	―	—	―

Net Income	$1,694,000	$2,000	$2,566,000	$144,000

Basic Earnings Per Common Share	$0.07	$0.00	$0.11	$0.01

Diluted Earnings Per Common Share	$0.07	$0.00	$0.11	$0.01

Note: Numbers may not sum due to rounding.

Cover-All Technologies Inc. and Subsidiaries
Consolidated Balance Sheet
	September 30, 2008	December 31, 2007
	(unaudited)
Assets:
Current Assets:
Cash and Cash Equivalents	$4,085,000	$11,000
Accounts Receivable - Net	2,115,000	3,673,000
Prepaid Expenses	354,000	293,000
Total Current Assets	6,554,000	3,977,000
Property and Equipment - At Cost:
Furniture, Fixtures and Equipment	624,000	467,000
Less: Accumulated Depreciation	(278,000)	(297,000)
Property and Equipment - Net	346,000	170,000
Capitalized Software - Net	1,807,000	1,581,000
Deferred Financing Costs - Net	0	26,000
Other Assets	110,000	110,000
Total Assets	$8,817,000	$5,864,000
Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts Payable	$218,000	$579,000
Accrued Liabilities	1,291,000	1,080,000
Deferred Charges	23,000	22,000
Convertible Debentures	0	197,000
Convertible Debentures - Related Party	0	66,000
Unearned Revenue	1,598,000	1,488,000
Total Current Liabilities	3,130,000	3,432,000
Long-Term Liabilities:
Deferred Charges	130,000	147,000
Total Long-Term Liabilities	130,000	147,000
Commitments and Contingencies	―	―
Stockholders’ Equity:
Common Stock	243,000	232,000
Paid-In Capital	28,933,000	28,073,000
Retained Earnings	(23,454,000)	(26,020,000)
Treasury Stock	(165,000)	0
Total Stockholders’ Equity	5,557,000	2,285,000
Total Liabilities and Stockholders’ Equity	$8,817,000	$5,864,000

Note: Numbers may not sum due to rounding.